Exhibit 1.3

(Translation)

SHARE HANDLING REGULATIONS

ORIX CORPORATION

ORIX CORPORATION

SHARE HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1.    (Purpose)

The handling of Company shares and related commissions shall be governed by these Regulations, pursuant to Article 11 of the Articles of Incorporation.

Article 2.    (Handling Office and Liaison Office)

The following offices shall handle business relating to shares of the Company:

Transfer Agent:	UFJ Trust Bank Limited (“Yu Efu Jei Trust Bank Limited” in corporate registration) 4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Location:	Securities Agency Department of UFJ Trust Bank Limited (“Yu Efu Jei Trust Bank Limited” in corporate registration) 4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:	Securities Agency Department of UFJ Trust Bank Limited 10-11, Higashi-suna 7-chome, Koto-ku, Tokyo

Liaison Offices:	All branch offices in Japan of UFJ Trust Bank Limited, and the main office and each branch and business office in Japan of The Nomura Securities Co., Ltd.

Article 3.    (Kinds of Share Certificates)

1.    The share certificates to be issued by the Company shall be in nine (9) denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), five thousand (5,000) and ten thousand (10,000) shares; provided, however, that in relation to shareholdings of less than one hundred (100) shares, the Company may issue a share certificate in respect of such number of shares.

2.    Among the share certificates provided for in the preceding paragraph, in relation to share certificates in respect of less than one (1) Voting Unit (provided for in Article 9 of the Articles of Incorporation) (referenced in these Regulations as “Fractional Voting Unit Shares”), shareholders may not request such share certificates to be issued except pursuant to Article 20 (Reissuance due to Defacement or Mutilation) or Article 23 (Reissuance due to Invalidation of Share Certificates).

3.    In relation to shares in the name of the depository center, the Company may, notwithstanding the preceding paragraph, and at the request of the depository center, issue a share certificate in respect of a number of shares other than as provided for in the preceding paragraph.

Article 4.    (Request, Notification, Etc.)

1.    All requests, notifications or applications under these Regulations shall be made in the forms prescribed by the Company, and shall be impressed with the seal notified to the Company pursuant to Article 14.

2.    If requests, notifications or applications under these Regulations are made by an attorney, then a document evidencing the authority thereof shall be submitted, and if consent from a statutory curator or statutory assistant is required, then a document evidencing such consent shall be submitted.

3.    In relation to any request, notification or application under these Regulations, the Company may when it deems necessary request submission of certificates that the Company deems appropriate, or a guarantor, in addition to the procedures provided by these Regulations.

1.3-2

CHAPTER II. TRANSFER OF SHARES

Article 5.    (Registration of Transfer of Shares)

1.    An application for registration of a share transfer shall be made by submitting a prescribed application form together with the relevant share certificates.

2.    An application to register a transfer of shares that have been acquired by any means other than assignment shall upon demand by the Company be made by submitting a document evidencing the means of such acquisition.

Article 6.    (Registration of Share Transfer prescribed for by Laws and Regulations)

If it is necessary to comply with a special procedure provided by laws and regulations in connection with share transfers, an application shall be submitted together with the relevant share certificates and a document evidencing completion of the procedure.

CHAPTER III. REGISTER OF SUBSTANTIAL SHAREHOLDERS

Article 7.    (Notice of Substantial Shareholders)

If a joint owner of depository share certificates in respect of shares held in the name of the depository center (referred to as a “Substantial Shareholder” in these Regulations) applies for entry in the Company register of Substantial Shareholders, he shall notify the depository center or a participant controlling his account of his name and address to be stated in the register, and other necessary matters, and the depository center shall notify the Company’s transfer agent as a Substantial Shareholder in accordance with laws, ordinances and regulations and rules established by the depository center.

Article 8.    (Compilation of Register of Substantial Shareholders)

The Company register of Substantial Shareholders shall be compiled in accordance with the Substantial Shareholder’s notices given by the depository center as prescribed in Article 7.

Article 9.     (Aggregation of Register of Substantial Shareholders and Register of Shareholders)

If the name and address of a Substantial Shareholder entered in the register of Substantial Shareholders is the same as the name and address of a shareholder entered in the register of shareholders, then the number of shares entered in the register of Substantial Shareholders and the number of shares entered in the register of shareholders shall be aggregated for the purpose of the exercise of that shareholder’s rights.

CHAPTER IV. PLEDGE AND TRUST

Article 10.    (Registration or Cancellation of Pledge)

1.    If the registration, amendment or cancellation of a pledge is requested in respect of shares, a prescribed application form signed jointly by the pledger and pledgee shall be submitted together with the relevant share certificates.

2.    Notwithstanding the preceding paragraph, if a Substantial Shareholder requests registration, amendment or cancellation of a pledge, he shall notify the depository center or a participant controlling his account, to that effect.

1.3-3

Article 11.    (Creation or Cancellation of a Trust)

1.    If the creation or cancellation of a trust with respect to shares is requested, the settler and trustee shall submit a prescribed application together with the relevant share certificates.

2.    Notwithstanding the preceding paragraph, where a Substantial Shareholder requests the creation or cancellation of a trust, he shall notify the depository center or a participant controlling his account, to that effect.

CHAPTER V. NON-POSSESSION OF SHARE CERTIFICATES

Article 12.    (Application for Non-possession of Share Certificates)

In the event of an application for non-possession of share certificates, an application form shall be submitted together with the relevant share certificates; provided, however, that if no share certificates have been issued, submission of the relevant share certificates is not required.

Article 13.    (Request for Issuance of Share Certificates Placed in Non-Possession Status)

1.    If a shareholder who has previously made an application for non-possession of share certificates requests the issue or return of those share certificates, an application form shall be submitted in respect of such request; provided, however, that if the Company does not issue a share certificate in respect of the shares for which an application for non-possession has been made, then issuance of share certificates in respect of Fractional Voting Unit Shares may not be requested.

2.    With regard to the preceding paragraph, the Company may request return of any notice of receipt of an application for not possessing share certificates that has been previously delivered or, alternatively, submission of written statement (undertaking), and request submission of receipt of share certificates.

CHAPTER VI. NOTIFICATIONS

Article 14.    (Notification of Addresses, Names and Seal Impressions of Shareholders, etc.)

1.    Shareholders, Substantial Shareholders, registered pledgees, or their legal representatives shall give notification of their addresses, names and seal impressions; provided, however, that a foreigner may substitute his signature for the seal impression.

2.    In the event of any change in the matters referred to in the preceding paragraph, notification of such change shall be given; provided, however, that if the notified seal of a Substantial Shareholder is changed, he shall immediately notify the transfer agent of such change.

Article 15.    (Notifications of Temporary Addresses of Shareholders, etc. residing in Foreign Countries)

1.    Shareholders, Substantial Shareholders, registered pledgees or their legal representatives who are residing in foreign countries shall, in addition to the procedures prescribed in Article 14, appoint a standing proxy who is resident in Japan, or determine a mailing addresses for receipt of notices in Japan, and shall give notice thereof.

2.    The provisions of Article 17 shall apply mutatis mutandis to replacement of a standing proxy.

Article 16.    (Representative of Legal Entity)

In the event that the shareholder or Substantial Shareholder is a legal entity, it must provide notice identifying one (1) representative.

1.3-4

In the event such representative is replaced, a notification shall be submitted together with a certified copy of the commercial register extract.

If joint representatives are registered in respect of a legal entity, a prescribed power of attorney for each representative shall be submitted in connection with each exercise of a shareholder’s rights.

Article 17.    (Representative of Joint Shareholders)

Shareholders or Substantial Shareholders who jointly own shares shall appoint one (1) representative and provide notification regarding this representative.

In the event such representative is replaced, the notice provisions of this article shall apply.

Article 18.    (Amendment of Register of Shareholders, Register of Substantial Shareholders and Share Certificates)

In the event the register of shareholders, the register of Substantial Shareholders or share certificates are amended for any of the following reasons, a notification shall be submitted together with documents evidencing such reason; provided, however, that in the event that the relevant share certificates have not been issued, submission of the share certificates is not required:

(1)  change of family name or given name;

(2)  appointment, change or cancellation of a legal representative such as a person having parental authority, a guardian, etc.;

(3)  change of trade name or name of a legal entity; and

(4)  change in organization of a legal entity.

2.    In the event the register of Substantial Shareholders is amended for any of the above-mentioned reasons, a request for amendment shall be made according to the regulations established by the depository center.

3.    If regulations established by the depository center specify the matters about which Substantial Shareholders shall directly notify the Company, then procedures in relation to such matters shall be governed by the provisions of Article 4.

CHAPTER VII. REISSUANCE OF SHARE CERTIFICATES

Article 19.    (Reissuance due to Division or Consolidation)

If the issuance of new share certificates is requested due to division or consolidation of share certificates, a prescribed application form shall be submitted together with the relevant share certificates; provided, however, that the reissuance of share certificates in respect of Fractional Voting Unit Shares due to division and consolidation of share certificates may not be requested.

Article 20.    (Reissuance due to Defacement or Mutilation)

In the event that the issuance of new share certificates is requested due to defacement or mutilation of share certificates, an application form shall be submitted together with the relevant share certificates.

However, if it is difficult to discern whether or not the share certificates in question are genuine, the provisions of Chapter VIII shall apply.

1.3-5

CHAPTER VIII. REISSUANCE DUE TO LOSS

Article 21.    (Application for Registration of Loss of Share Certificates or Application for its Cancellation)

1.    A person who files for registration of the loss of share certificates shall submit an application form together with documents evidencing the fact that he/she acquired such share certificates, and that such share certificates were lost and documents identifying such person; provided, however, that if such person applying for the registration of the loss of share certificates is the registered shareholder or a registered pledgee of such share certificates, only documents evidencing the fact that such share certificates were lost need be submitted with the application form.

2.    In the event that the registrant of the loss of share certificates applies for the cancellation of the registration described in the preceding paragraph, such person shall submit an application form.

Article 22.    (Filing of Objection to Registration of Loss of Share Certificates)

When a person files an objection to a registration of the loss of share certificates, the share certificates concerned and documents identifying such person shall be submitted together with the application form; provided, however, that if the filing of an objection is submitted by the shareholder or a registered pledgee, documents identifying such person is not necessary.

Article 23.    (Reissuance Due to Invalidation)

If the reissuance of new share certificates is requested due to invalidation, an application form shall be submitted.

Article 24.    (Application Mutatis Mutandis Regarding Notifications)

When a registrant of the loss of share certificates is not the shareholder or a registered pledgee of the share certificates concerned and intends to change any entries or records in the Register of Lost Share Certificates, the provisions of Chapter VI shall be applied mutatis mutandis.

CHAPTER IX. PURCHASE OF FRACTIONAL VOTING UNIT SHARES

Article 25.    (Purchase of Fractional Voting Unit Shares)

1.    When a shareholder requests that the Company purchase Fractional Voting Unit Shares, an application form shall be submitted together with the relevant share certificates; provided, however, that if the relevant share certificates have not been issued, then it is not necessary to submit the share certificates.

2.    Shareholders requesting that the Company purchase Fractional Voting Unit Shares in accordance with the preceding paragraph may not designate the purchase price.

3.    A request for the purchase of Fractional Voting Unit Shares shall be irrevocable.

4.    If a request of the type described in the first paragraph of this article is made by a Substantial Shareholder, such request shall be made through the depository center or the participant that holds its account.

5.    If a owner of share certificates held in the name of the depository center, who is not registered in the register of Substantial Shareholders, requests the Company to purchase Fractional Voting Unit Shares, the procedures prescribed above shall apply.

1.3-6

Article 26.    (Determination of Purchase Price)

The price of Fractional Voting Unit Shares for which purchase has been requested shall be an amount calculated by multiplying the closing price of Company shares as quoted by the Tokyo Stock Exchange on the day a request for purchase is delivered to the handling office or the liaison office provided for in Article 2, by the number of such Fractional Voting Unit Shares; provided, however, that if no trading of Company shares takes place on the stock exchange concerned on the day a request for purchase is delivered, then the purchase price shall be the price at which Company shares are first traded subsequent to such day.

Article 27.    (Payment of Purchase Amount)

1.    Payment for purchased Fractional Voting Unit Shares shall be made to the shareholders requesting purchase of Fractional Voting Unit Shares, four (4) business days after the handling office provided for in Article 2 has received the request for purchase and the purchase price has been determined; provided, however, that payment for purchased Fractional Voting Unit Shares shall be made to the shareholders requesting purchase of Fractional Voting Unit Shares within seven (7) business days after the liaison office provided for in Article 2 has received such request and the purchase price has been determined.

2.    Notwithstanding the provisions of the preceding paragraph, in the event that the purchase price includes payment for rights such as entitlement to receive dividends, to split shares or to subscribe for shares, then the purchase price shall be paid prior to the relevant settlement date or the relevant record date or the relevant date of allotment, and if the purchase price excludes payment for entitlement to receive dividends, to split shares or to subscribe for shares, the purchase price shall be paid on or after the day subsequent to such settlement date, such record date or such date of allotment.

3.    The Company may pay the purchase price after deducting actual expenses such as fees for remittance of that purchase price.

Article 28.    (Time of Purchased Share Transfer)

The title to fractional unit shares purchased by the Company shall be transferred to the Company on the day that the payment provided in Article 27 is made.

Article 29.    (Exceptional Rules for Foreign Currency Bonds)

1.    Handling of requests to purchase Fractional Voting Unit Shares issued upon the exercise of the warrants attached to bonds with new stock warrants issued by the Company outside Japan, shall be governed by the provisions of the relevant agreement relating to the issue of the relevant bonds, if expressly prescribed in such agreement.

2.    Handling of requests to purchase Fractional Voting Unit Shares issued upon the exercise of conversion rights attached to convertible bonds issued by the Company outside Japan shall be governed by the provisions of the relevant agreement relating to the issue of the relevant bonds, if expressly prescribed in such agreement.

3.    Handling of requests to purchase Fractional Voting Unit Shares issued upon the exercise of new stock acquisition rights issued by the Company outside Japan, shall be governed by the provisions of the relevant agreement relating to the issue of the relevant new stock acquisition rights, if expressly prescribed in such agreement.

1.3-7

CHAPTER X. PURCHASE OF ADDITIONAL FRACTIONAL VOTING UNIT SHARES

Article 30.    (Method of Additional Purchase Request)

1.    When a shareholder or a Substantial Shareholder who holds Fractional Voting Unit Shares makes a request to the Company sell to it the number of additional shares necessary to make the number of Fractional Voting Unit held by it, equal to one (1) Voting Unit (hereinafter referred to as the “Additional Purchase Request”), it shall submit an Additional Purchase Request form together with the relevant share certificates and the estimated payment amount for the additional purchase, to the handling location or a liaison office that handles business relating to shares stipulated by Article 2; provided, however, that if relevant share certificates have not been issued, submission of such share certificates is not required.

2.    When a Substantial Shareholder makes the request described in the preceding paragraph, such request shall be made through a participant or an organization.

Article 31.    (Estimated Payment Amount for Additional Purchase)

1.    Estimated payment amount shall be an amount calculated by multiplying the closing price of the Company’s shares as quoted on the Tokyo Stock Exchange on the business day immediately preceding the day when such documents for the Additional Purchase Request stipulated by the preceding article are delivered to the handling location or liaison office (or if no trading takes place on that day, the closing price of the Company shares on the closest trading day preceding such day), by the number of shares subject to Additional Purchase Request, multiplied by 1.3, and any amount less than one thousand yen resulting from such calculation shall be rounded up to the nearest thousand yen; provided, however, that in the event a Substantial Shareholder makes an Additional Purchase Request, the handling shall be conducted as provided by the organization.

2.    When an Additional Purchase Request has been made pursuant to the preceding article and if the estimated payment amount of the additional purchase is insufficient to cover the amount provided for in the preceding paragraph, the Company shall not handle any such Additional Purchase Request.

Article 32.    (Additional Purchase Requests in Excess of the Balance of Treasury Shares)

If the total number of shares subject to Additional Purchase Request on any one day exceeds the number of the treasury shares that the Company has available to transfer, none of the Additional Purchase Requests made on that day shall be effective.

Article 33.    (Effective Date of Additional Purchase Request)

An Additional Purchase Request shall become effective on the day that the documents for the Additional Purchase Request stipulated by Article 30 and the estimated payment amount stipulated by Article 31 are delivered to the handling location or the liaison office.

Article 34.    (Suspension Period of Accepting Additional Purchase Request)

1.    The Company shall suspend acceptance of any Additional Purchase Request during the period commencing twelve (12) business days preceding the relevant record date and ending on the record date.

2.    Notwithstanding the preceding paragraph, the Company may establish other suspension periods for the acceptance of Additional Purchase Requests as it deems necessary.

Article 35.    (Determination of Additional Purchase Price)

1.    The unit price of an additional purchase shall be the closing price of the Company’s shares quoted on the Tokyo Stock Exchange on the effective date of Additional Purchase Request; provided, however, that if no

1.3-8

trading of the Company’s shares takes place on such date or if the stock exchange is closed on such date, then the additional purchase price shall be the price at which the Company’s shares are first traded immediately following such date.

2.    The additional purchase price shall an amount calculated by multiplying the unit price for an additional purchase as provided in the preceding paragraph, by the number of shares subject to such Additional Purchase Request.

3.    If the estimated payment amount provided for in Article 31 is insufficient to cover the additional purchase price calculated pursuant to in the preceding paragraph (hereinafter referred to as the “Additional Purchase Payment”), a request for the payment of such insufficient amount shall be made to the Additional Purchase Request applicant. If the insufficient amount is not paid within five (5) business days from the day following the date on which the request for payment of the insufficient amount is made, the Additional Purchase Request shall be cancelled.

Article 36.    (Receiving of Additional Purchase Payment)

1.    The Company shall receive the Additional Purchase Payment out of the estimated payment amount on the sixth (6th) business day following the date on which the additional purchase price is determined or following the date on which the payment of the shortage was made in accordance with Paragraph 3 of the preceding article; provided, however, that in the event that the additional purchase price includes payment for rights such as entitlement to receive dividends, split shares or to subscribe for new shares, then the Additional Purchase Payment shall be received by the record date or the date of allotment.

2.    The difference between the estimated payment amount and the Additional Purchase Payment provided for in the preceding paragraph shall be returned to the shareholder who made the Additional Purchase Request concerned by direct deposit into the bank account specified by such shareholder or by postal transfer payable in cash.

Article 37.    (Transfer of Additional Purchased Shares)

The treasury shares that are subject to the Additional Purchase Request shall be transferred to the shareholder or the Substantial Shareholder who made such Additional Purchase Request on the day the Company receives full payment of the Additional Purchase Payment as stipulated by the preceding article.

Article 38.    (Issuance of Share Certificates)

Share Certificates shall be issued without delay for the shares that have become one Voting Unit Shares as a result of the Additional Purchase Request and shall be delivered to the shareholder who made the Additional Purchase Request; provided, however, that this shall not apply in the event a Substantial Shareholder makes the Additional Purchase Request.

Article 39. (Exceptional Rules for Foreign Currency Bonds)

The provisions of Article 29 shall be applied mutatis mutandis in the event of additional purchase of the Fractional Voting Unit Shares.

1.3-9

CHAPTER XI. COMMISSIONS

Article 40.    (Commissions)

There shall be no commissions charged with respect to the handling of Company shares.

Supplementary Provisions

1.    Amendments to these Regulations shall be made by resolution of the Investment and Finance Committee; provided, however, that if the content is insignificant or if revision of words and phrases are required, as a matter of course, due to amendments of other regulations and provisions, the General Manager of Personnel and Administration Headquarters is enabled to do so after a consultation with the officer in charge of the Legal Department.

2.    These Regulations shall become effective as of March 6, 1995.

3.    These amendments to the Regulations shall become effective as of December 1, 1999.

4.    These amendments to the Regulations shall become effective as of November 30, 2001.

5.    These amendments to the Regulations shall become effective as of January 15, 2002.

6.    These amendments to the Regulations shall become effective as of April 1, 2003.

7.    If the reissuance of share certificates is requested together with either the original or court certified copy of the judgment nullifying the right to such share certificates, after April 1, 2003, the share certificates that have become invalid by the judgment shall be reissued.

8.    These amendments to the Regulations shall become effective as of June 25, 2003.

9.    These amendments to the Regulations shall become effective as of June 23, 2004.

10.    These amendments to the Regulations shall become effective as of April 26, 2005.

11.    The provisions of Article 29 Paragraph 1 shall become invalid and be deleted after July 22, 2005, and Paragraph 2 and thereafter, Paragraph 3 of the same article shall become Paragraph 1 and Paragraph 2, respectively. As of the amendment of the provisions of Article 29, this supplementary provision shall also become invalid and be deleted.

12.    The provisions of Article 29 Paragraph 2 shall become invalid and be deleted after March 15, 2007, and Paragraph 2 of the same article shall become Paragraph 1 after July 22, 2005. As of the amendment of the provisions of Article 29, this supplementary provision shall also become invalid and be deleted.

1.3-10